EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT, dated March 1, 2000, is entered by and between CHRONIMED INC., a Minnesota corporation (the "COMPANY"), and GREGORY H. KEANE (the "EMPLOYEE").

         1. ENGAGEMENT. The Company agrees to employ the Employee and the Employee accepts such employment on the terms and conditions set forth in this Agreement and, except to the extent superceded by this Agreement, subject to those policies and procedures applying to the employees of the Company, as may be amended from time to time. The Employee shall apply his best efforts and devote substantially all of his time and attention to the Company's affairs. Employee's title within the Company shall be Vice President and Chief Financial Officer. Employee shall perform those duties as may from time to time be assigned to him consistent with the offices held by Employee.

         2. COMPENSATION. As consideration for the covenants and agreements herein and Employee's services rendered, the Company shall provide Employee the following compensation:

                  A. BASE SALARY. The Employee shall be paid an annual base salary of not less than $160,000.00 during the term of this Agreement, payable on the 15th and last day of each month by direct deposit to a bank account designated by Employee.

                  B. BONUS. The Employee shall participate in a Company management incentive compensation plan, commencing with a plan applicable to the Company's fiscal year beginning July 3, 1999, which is designed to offer employee the potential for an annual bonus targeted at 30% of base salary and up to 50% of base salary. Employee shall meet with the Company's Chief Executive Officer to establish qualitative and quantitative initiatives and objectives for the purpose of assessing the amount of bonus to be paid Employee at the end of the bonus period.

                  C. STOCK OPTIONS. Employee shall be eligible to participate in annual stock options consistent with option plans made available to the management of the Company and pursuant to the Company's Board of Director's discretion. The terms of future stock options, including the number of shares available, exercise price, and vesting provisions shall be determined pursuant to each option agreement.

                  D. EMPLOYEE BENEFIT PLANS, INSURANCE, AND TIME-OFF. During the term of his employment, Employee shall be entitled to participate in any employee benefit plan or plans established and maintained by the Company for comparable employees, in accordance with the eligibility requirements and other terms and provisions of such plan or plans. Employee acknowledges and agrees that the Company is under no obligation to Employee to establish or maintain any employee benefit plan in which Employee may participate, and that the terms and provisions of any employee benefit plan of the Company are matters solely within the exclusive province of the Board of Directors. Employee shall be entitled to receive health, life, and disability insurance coverage on terms consistent with the Company's insurance offerings to comparable employees. Employee shall receive vacation and medical time-off pursuant to the Company's standard employee policies.

         3. TERM AND TERMINATION. The term of this Agreement shall commence on March 1, 2000, and shall continue thereafter until June 30, 2001. This Agreement shall earlier terminate upon the occurrence of any of the following:

                  A. Written agreement of the parties to terminate;

                  B. Employee's death or Employee's eligibility for and receipt of long-term disability benefits under a Company sponsored plan of disability insurance;

                  C. Following 45 days written notice by one party to the other indicating the party's intention to terminate without cause; or

                  D. Termination by the Company for Cause. Cause shall be defined as (I) Employee's gross negligence or willful misconduct in the performance of Employee's duties; (II) the commission by Employee of any criminal act, act of fraud or dishonesty by Employee related to, or in connection with his employment by the Company, or conviction of a crime for which a sentence of more than 90 days incarceration may be imposed; or (III) Employee's persistent failure to meet the reasonable expectations of or duties consistent with the office held by Employee.

         4. SEVERANCE. In the event the Company terminates this Agreement pursuant to Section 3C, the Company shall continue to pay Employee monthly severance payments in an amount equal to what Employee would have received in salary for twelve months following the date of termination, plus the average of any incentive compensation paid or payable by the Company for the most recent two fiscal years, payable according to the Company's ordinary incentive bonus payment schedule. In addition to such salary and incentive compensation payments, all unvested options held by Employee shall immediately vest on the date of termination. Other than the severance payment identified herein, the Company shall have no obligation past the date of termination to provide Employee with employee benefits as identified in Section 2.D., except as may be mandated by State or federal benefits contributions laws.

         5. COVENANT NOT TO COMPETE. Employee hereby covenants and agrees that during the term of this Agreement and until the later of (I) one year following termination of this Agreement or any renewal thereof, or (II) Employee's receipt of the last of any severance payments to Employee under Section 4, Employee shall not be engaged within the United States, either directly or indirectly, in any manner or capacity, whether as an advisor, principal, agent, partner, officer, director, employee, or otherwise, in any business or activity, or own beneficially or of record five per cent (5%) or more of the outstanding stock of any class of equity securities in any corporation, in competition with the business then being conducted by the Company, its subsidiaries or affiliates, which business includes but may not be limited to the manufacture and sale of medical diagnostic products, the distribution of medications for treatment of chronic illnesses, the management of chronic disease states, and all research, analysis, and data services related to the foregoing. Further, Employee will not for one year following termination of his employment directly or indirectly attempt to hire away any then-current employee of the Company, its subsidiaries or affiliates, or take any action to persuade any such employee to leave employment with the Company, its subsidiaries or affiliates.

         6. CONFIDENTIALITY. Employee will in the course of his employment with the Company have access to confidential or proprietary data or information belonging to the Company, its subsidiaries or affiliates. Employee will not at any time divulge or communicate to any person (other than to a person bound by confidentiality obligations to the Company similar to those contained in this Agreement) or use to the detriment of the Company, its subsidiaries or affiliates, or for the benefit of any other person Confidential or Proprietary Data or Information. The provisions of this Section 6 shall survive Employees' employment hereunder regardless of the cause of termination of employment or this Agreement and shall remain intact for a period of three (3) years following termination for any reason. "Confidential or Proprietary Data or Information" shall mean information Employee learns or develops during the course of employment that derives economic value by being not generally known or ascertainable by others and includes, without limitation, financial information, customer lists, supplier lists, trade secrets, secret processes, computer data and programs, pricing, marketing, and advertising data, strategic or operational plans, methods of research and testing, management systems and matters related to sales and marketing techniques. Employee acknowledges and agrees that any Confidential or Proprietary Data or Information that Employee has already acquired was in fact received in confidence and in Employee's fiduciary capacity with respect to the Company.

         All written materials, records and documents made by Employee or coming into Employee's possession during the term of employment concerning any product, processes, information or services used, developed, investigated or considered by the Company, its subsidiaries or affiliates, or otherwise concerning the business or affairs of the Company, its subsidiaries or affiliates, shall be the sole property of the Company and upon termination of Employee's employment for any reason, or upon request of the Board of Directors during Employee's employment, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee's employment for any reason, or upon request of the Board of Directors during Employee's employment, Employee shall deliver to the Company all other property of the Company in Employee's possession or under Employee's control including, but not limited to, financial statements, marketing and sales data, computer hardware and software, and Company credit cards.

         7. OTHER BUSINESS ACTIVITIES. Employee shall not serve as a director, officer, employee, consultant, independent contractor or agent of another company, whether for-profit, not-for-profit, charitable organization, foundation or otherwise, during the term of this Agreement without the express prior consent of the Company's Board of Directors.

         8. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:


                  If to the Employee:
                  Gregory H. Keane
                  5105 W. 56th Street
                  Edina,  MN  55343


                  If to the Company:
                  Chronimed Inc.
                  10900 Red Circle Drive
                  Minnetonka,  MN  55343
                  Attn: Chief Executive Officer

Any notice of change of address shall only be effective, however, when received.

         9. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. The Employee may not assign his rights or obligations under this Agreement without the prior consent of the Company. The Company may assign this Agreement to any entity acquiring substantially all the assets or business of the Company or any subsidiary entity of the Company to which Employee is assigned, by way of purchase, merger, or otherwise.

         10. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Minnesota.

         11. OTHER AGREEMENTS. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

         12. NON-WAIVER. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

         13. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         15. SEVERABILITY. If any provision of this Agreement is found to be invalid, prohibited, or unenforceable, such provision shall be deemed modified to the extent necessary to make it valid and enforceable or, if it cannot be modified, then severed and the remainder of this Agreement shall remain in full force and effect.


CHRONIMED INC.                            EMPLOYEE

By  /s/ Charles V. Owens, Jr.        /s/ Gregory H. Keane
  ------------------------------   ------------------------------
                                     Gregory H. Keane
Chairman,
Board Compensation Committee